Registration No.
                                                                      333-68925
                                                              filed pursuant to
                                                                 Rule 424(b)(3)

                               CINTAS CORPORATION

                          13,545 shares of Common Stock
                  --------------------------------------------


     The shareholders of Cintas Corporation described below are offering and selling 13,545 shares of Cintas Common Stock.

     The Selling Shareholders obtained their shares of Cintas stock on November 25, 1998 in exchange for Summit Safety, Inc.

     The Selling Shareholders may offer their Cintas stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

     Cintas stock is traded on the Nasdaq National Market under the symbol "CTAS." On March 10, 1999, the closing price of one share of Cintas stock on the Nasdaq National Market was $71-7/8.


                  --------------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  --------------------------------------------


                 The date of this Prospectus is March 15, 1999.



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                                      - 2 -

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's public reference Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them. This Prospectus incorporates important business and financial information about Cintas which is not included in or delivered with this Prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998 and November 30, 1998, the Annual Report on Form 10-K for the year ended May 31, 1998, the Forms 8-K filed on June 1, 1998 and January 14, 1999 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. We also incorporate by reference our Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered by this Prospectus.

        You may obtain a copy of these filings without charge, by writing or telephoning us at the following address:

                               David T. Jeanmougin
                               Senior Vice President and Secretary
                               Cintas Corporation
                               6800 Cintas Boulevard
                               Cincinnati, Ohio   45262
                               (513) 459-1200

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. If you would like to request documents from us, please do so by five business days before you have to make an investment decision.

     THIS PROSPECTUS AND THE DOCUMENTS "INCORPORATED BY REFERENCE" AS DISCUSSED UNDER "WHERE YOU CAN FIND MORE INFORMATION" CONTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF FEDERAL SECURITIES LAW. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. ALTHOUGH


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                                      - 3 -

MANAGEMENT BELIEVES THAT THE EXPECTATIONS REFLECTED IN ITS FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THERE ARE CERTAIN FACTORS SUCH AS GENERAL ECONOMIC CONDITIONS, LOCAL REAL ESTATE CONDITIONS, OR WEATHER CONDITIONS THAT MIGHT CAUSE A DIFFERENCE BETWEEN ACTUAL RESULTS AND THOSE FORWARD-LOOKING STATEMENTS. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS.


                                   THE COMPANY

     Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Cintas received 73% of its revenues for fiscal 1998 from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths. The balance of the Company's revenues were derived from custom uniform sales, the sale of first aid and safety products, consumable cleanroom supplies and sales of related items. The Company provides uniform and related rental products and services through a network of 159 rental locations and six cleanroom facilities and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada, Montgomery, Alabama and Chicago, Illinois. At its nine garment manufacturing facilities the Company manufac tures a substantial portion of the uniform trousers and uniform shirts supplied to its customers. First aid and safety products are sold to industrial users either directly from Cintas or Cintas subsidiaries or through independent distributors.

     During the past five years, Cintas has made several acquisitions which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program of both uniform rental and sale companies and companies that engage in the sale and distribution of first aid and safety products.

     Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Mason, Ohio 45040; telephone number (513) 459-1200.

                              SELLING SHAREHOLDERS

     The 13,545 shares offered pursuant to this Prospectus, all of which are being offered for sale hereby, are offered by William Vincent and Sharon Vincent, as joint tenants. On November 25, 1998, Cintas consummated the acquisition of Summit Safety, Inc. Mr. and Mrs. Vincent, as joint tenants, received the 13,545 shares of Cintas Common Stock described in this Prospectus in exchange for their shares in Summit Safety, Inc.

     The Selling Shareholders own no other shares of Cintas Common Stock other than those offered under this Prospectus. If the Selling Shareholders sell all of the shares offered under this Prospectus, they will not own any shares of Cintas Common Stock.


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                                      - 4 -

     Shares acquired by gift from the shares owned by the Selling Shareholders may also be sold pursuant to the Prospectus by any such donee. This Prospectus may also be used by transferees, assignees, distributees and pledgees of the Selling Shareholders.


                                 USE OF PROCEEDS

     Cintas will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

     The Company is registering the shares offered hereby on behalf of the Selling Shareholders. The Company has been advised by the Selling Shareholders that they may sell or transfer all or a portion of the shares offered hereby from time to time to third parties directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or from purchasers of the shares for whom they may act as agent. However, the Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sales or transfers of shares by the Selling Shareholders. Such sales and transfers of the shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, through put or call options transactions relating to the shares, through short sales of shares or a combination of such methods of sale, or by any other legally available means.

     The term, "Selling Shareholders" includes donees, pledgees and assignees in interest selling shares from the named Selling Shareholders after the date of this prospectus. Any or all of the shares may be sold or transferred from time to time by the Selling Shareholders by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) through the writing of options on the shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. The aggregate net proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of such shares less any commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market. Additionally, the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales by the Selling Shareholders in the market.

     No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the shares.

     Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholders will sell any of the shares. The Selling Shareholders may transfer, devise or gift shares by other means not described herein.

     The Company will pay all of the expenses incident to the registration of the shares, other than underwriting discounts and selling commissions, if any.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

     Upon the Company being notified by the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose (i) the name of each such selling shareholders and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares will be sold, (iv) the commissions to be paid or discounts or concessions to be allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. A supplement to this prospectus will be filed if the Company is notified by the Selling Shareholders that a donee or pledgee intends to sell more than 500 shares.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 307,934 shares of Cintas Common Stock.

                                     EXPERTS

     The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.


                                  MISCELLANEOUS

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.